Exhibit 99.1

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE

Ready Mix, Inc. Reports Second Quarter Results
     LAS VEGAS, NEVADA, August 9, 2007 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the second quarter and first half of 2007.
Second Quarter Results
     For the three months ended June 30, 2007, revenue decreased 2.2% to $22.5 million compared to $23.0 million for the second quarter of 2006, as a 6.9% decrease in cubic yards of concrete sold was partially offset by a 4.8% increase in average unit sales price. The decline in unit volume and higher fixed costs associated with the Company’s expansion initiatives contributed to a decrease in gross margin to 10.5% for this year’s second quarter compared to 12.4% for the same period last year.
     Net income for the second quarter of 2007 was $0.8 million, or $0.21 per diluted share. This compares to net income for the second quarter of 2006 of $1.0 million, or $0.27 per diluted share.
     “With the opening earlier this year of RMI’s Lee Canyon sand and gravel plant near Las Vegas, the Company’s two-year program to expand production capacity and aggregate reserves is nearing completion. We believe this program has positioned Ready Mix to benefit from the long-term trend of rising demand for ready mix concrete we see in our primary Las Vegas and Phoenix markets for years to come,” said Chief Executive Officer Bradley Larson.
     “Non-residential construction in Las Vegas and Phoenix has remained strong, but the persistent weakness in residential construction that became evident in 2006 has reduced total demand for ready mix concrete, put downward pressure on prices, and reduced our ability to pass on rising costs. While we expect these market forces to continue to affect our performance in this year’s second half, the underlying factors that drive demand for our products — population and job growth — continue unabated in both of the geographic markets we serve. We believe that Ready Mix is on the right track for the future,” Larson said.
First Half Results
     For the six months ended June 30, 2007, revenue decreased 2.9% to $42.9 million compared to $44.1 million for the first half of 2006. Gross margin for this year’s first half decreased to 10.4% from 12.5% a year ago.
     Net income for the first six months of 2007 was $1.5 million, or $0.39 per diluted share. This compares to net income for the first six months of 2006 of $2.1 million, or $0.53 per diluted share.
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3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix, Inc. Reports Second Quarter Results
August 9, 2007
Page Two
Balance Sheet Highlights
     At June 30, 2007, Ready Mix, Inc. reported working capital of approximately $12.0 million, including cash and cash equivalents of $8.2 million, a current ratio of approximately 2.2, and total stockholders’ equity of $29.1 million. At December 31, 2006, working capital was approximately $10.4 million, including cash and cash equivalents of $8.4 million, the current ratio was approximately 2.1, and stockholders’ equity was $27.5 million.
Conference Call
     Ready Mix has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 1:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21344605 after 1:00 p.m. ET.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates three sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2006, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Revenue	$22,103,800	$22,905,646	$41,814,357	$43,930,234
Revenue — related parties	399,036	91,968	1,050,921	198,904

Total revenue	22,502,836	22,997,614	42,865,278	44,129,138

Cost of revenue	20,145,417	20,157,039	38,406,845	38,615,605

Gross profit	2,357,419	2,840,575	4,458,433	5,513,533

General and administrative expenses	1,146,525	1,252,565	2,308,521	2,389,236

Income from operations	1,210,894	1,588,010	2,149,912	3,124,297

Other income (expense):
Interest income	95,344	87,140	183,791	180,038
Interest expense	(38,840)	(34,628)	(80,958)	(63,914)
Other income	44,840	8,023	140,650	13,824

	101,344	60,535	243,483	129,948

Income before income taxes	1,312,238	1,648,545	2,393,395	3,254,245
Income tax expense	514,619	605,219	897,290	1,195,207

Net income	$797,619	$1,043,326	$1,496,105	$2,059,038

Net income per common share
Basic	$0.21	$0.27	$0.39	$0.54

Diluted	$0.21	$0.27	$0.39	$0.53

Weighted average common shares outstanding
Basic	3,807,500	3,807,500	3,807,500	3,807,500

Diluted	3,832,491	3,852,732	3,825,592	3,859,660

READY MIX, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
Assets:	(Unaudited)
Current assets:
Cash and cash equivalents	$8,204,031	$8,369,875
Accounts receivable, net	10,793,922	8,864,436
Inventory	1,191,920	1,301,842
Prepaid expenses	1,147,514	1,169,041
Deferred tax asset	374,297	361,206

Total current assets	21,711,684	20,066,400

Property and equipment, net	26,987,141	25,481,056
Refundable deposits	873,821	1,475,297

Total assets	$49,572,646	$47,022,753

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$5,058,698	$4,269,519
Accrued liabilities	2,174,519	2,443,258
Notes payable	2,430,329	2,515,522
Obligations under capital leases	16,820	250,313
Due to affiliate	2,930	73,395
Income tax payable	—	110,458

Total current liabilities	9,683,296	9,662,465

Notes payable, less current portion	9,171,939	8,269,789
Obligations under capital leases, less current portion	—	4,634
Deferred tax liability	1,619,009	1,619,009

Total liabilities	20,474,244	19,555,897

Stockholders’ equity:
Preferred stock — $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.001 par value; 15,000,000 shares authorized, 3,807,500 issued and outstanding	3,808	3,808
Additional paid-in capital	17,929,333	17,793,892
Retained earnings	11,165,261	9,669,156

Total stockholders’ equity	29,098,402	27,466,856

Total liabilities and stockholders’ equity	$49,572,646	$47,022,753